                  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements (the "Pro Forma Financial Statements") of the Company are based upon and should be read in conjunction with the historical financial statements of Premier Parks Inc. ("Premier"), Funtime Parks, Inc. ("Funtime"), Elitch Gardens Company ("Elitch Gardens") and FRE, Inc.(Family Recreational Enterprises, Inc.) ("FRE") and Concord Entertainment Company ("Concord" and together with FRE, "Waterworld"), all of which are incorporated by reference. The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1995 gives effect to acquisitions of Funtime, Elitch Gardens and Waterworld and the related financings as if they had occurred on January 1, 1995. The Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 1996 gives effect to the acquisitions of Elitch Gardens and Waterworld and the related financings as if they had occurred on January 1, 1996.

     The Unaudited Pro Forma Combined Balance Sheet is presented as if the acquisitions of Elitch Gardens and Waterworld occurred on September 30, 1996. The acquisitions have been accounted for using the purchase method of accounting. Allocations of the purchase price have been determined based upon estimates of fair value.

     The Pro Forma Financial Statements are for informational purposes only, have been prepared based on estimates and assumptions deemed by the Company to be appropriate and do not purport to be indicative of the financial position or results of operations which would actually have been attained if the acquisitions had occurred as presented in such statements or which may be achieved in the future.

                                 Premier Parks Inc.
                 Unaudited Pro Forma Combined Statement of Operations
                             Year Ended December 31, 1995


                                 Historical  Historical
                                  Funtime     Funtime        Historical
                                 Six months  Forty-three      Combined
                     Historical    ended      days ended     (Premier and   Historical   Historical Combined  Pro Forma    Company
                      Premier   July 2, 1995 August 14, 1995   Funtime)   Elitch Gardens Waterworld Company  Adjustments  Pro Forma
                                                                                            (3)
                      -------   ------------ ----------------  --------   -------------- ---------- -------  -----------  ---------
                                 (Unaudited)  (Unaudited)     (Unaudited)                         (Unaudited)(Unaudited) (Unaudited)

                                    (In thousands, except for share and per share data)

Revenue:
Theme park
 admissions          $21,863          $6,195          $9,680     $37,738         $12,824     $7,017   $57,579    $  --     $57,529
Theme park food,
 merchandise and
 other                19,633           8,958          13,450      42,041           7,015      4,586    53,642        360 (4) 54,002
                     -------          ------          ------     -------         -------     ------   -------    -------    -------
  Total revenue       41,496          15,153          23,130      79,779          19,839     11,603   111,221        360    111,581
                     -------          ------          ------     -------         -------     ------   -------     ------    -------
                     -------          ------          ------     -------         -------     ------   -------     ------    -------
Operating costs
 and  expenses:
Operating expenses    19,775          10,537           6,039      36,351           8,373      3,558    48,282     (2,001)(5) 46,281
Selling, general and
 administrative        9,272           3,459           2,533      15,264           9,289      2,328    26,881     (4,982)(6) 21,899
Costs of products sold 4,635           2,083           2,953       9,671           2,684      1,203    13,558       (182)(7) 13,376
Depreciation and
 amortization          3,866           3,316             829       8,011           1,550      1,018    10,579       (621)(8)  9,958
                      ------          ------          ------      ------          ------     ------    ------     ------    -------
  Total               37,548          19,395          12,354      69,297          21,896      8,107    99,300     (7,786)    91,514
                      ------          ------          ------      ------          ------     ------    ------     ------    -------
                      ------          ------          ------      ------          ------     ------    ------     ------    -------
Income (loss) from
 operations            3,948          (4,242)         10,776      10,482          (2,057)     3,496    11,921      8,146     20,067
Other income
 (expense):
Interest expense,
 net                  (5,578)         (2,741)           (321)     (8,640)         (2,041)      (546)  (11,227)    (3,237)(9)(14,464)
Other income
 (expense)              (177)              4              (4)       (177)           (157)       183      (151)      (183)(10)  (334)
                      -------         -------         -------     -------         -------      -----  --------    ------    -------
Total                 (5,755)         (2,737)           (325)     (8,817)         (2,198)      (363)  (11,378)    (3,420)   (14,798)
Income (loss) before
 income taxes         (1,807)         (6,979)         10,451       1,665          (4,255)     3,133       543      4,726      5,269
Income tax expense
 (benefit)              (762)         (2,722)          4,076         592                         92       684      1,639(11)  2,323
                      -------         -------         -------     -------         -------      -----  --------    ------    --------
Income (loss) before
 extraordinary loss  $(1,045)        $(4,257)         $6,375      $1,073         $(4,255)    $3,041      (141)    $3,087(12)  2,946
                     --------        --------         ------      ------         --------    -------  --------    ------    -------
                     --------        --------         ------      ------         --------    -------  --------    ------    -------
Income (loss) before
 extraordinary loss
 applicable to common
 stock               $(1,574)        $(4,257)         $6,375        $544         $(4,255)    $3,041      (670)    $3,616(12) $2,946
                     --------        --------         ------        ----         --------    ------      -----    ------    -------
                     --------        --------         ------        ----         --------    ------      -----    ------    -------
Income (loss) per
 common share          $(.40)                (13)           (13)        (13)             (13)      (13)       (13)            $0.26
                       ------                                                                                                 -----
Weighted average
 shares            3,938,000                 (13)           (13)        (13)             (13)      (13)       (13)       11,221,000
                                                                                                                          ---------
                                                                                                                          ---------



See accompanying notes to unaudited pro forma combined statement of operations.

                                    PREMIER PARKS INC.
                  NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                YEAR ENDED DECEMBER 31, 1995

BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined statement of operations for the year ended December 31, 1995, has been prepared based upon certain pro forma adjustments to historical financial information of the Company, Funtime, Elitch Gardens and Waterworld. The Company's acquisitions of the operating assets of Elitch Gardens and Waterworld occurred on October 31, 1996 and November 19, 1996, respectively. The Company acquired Funtime in August 1995.

     The unaudited pro forma combined statement of operations for the year ended December 31, 1995, has been prepared assuming the acquisitions of Elitch Gardens and Waterworld and the related financings occurred January 1, 1995. The unaudited pro forma combined statement of operations should be read in conjunction with the financial statements of the Company, Funtime, Elitch Gardens and Waterworld and notes thereto incorporated by reference.

     The pro forma weighted average of shares used to calculate pro forma income per share is based on the actual weighted average number of shares outstanding during 1995, adjusted to give effect to shares of Common Stock issued in the Preferred Stock Conversion in June 1996 and upon conversion of subordinated notes (August 1995) and adjusted to give effect to the issuance of 3,938,000 shares of Common Stock in June 1996 pursuant to the Company's public offering (the "Public Offering"), a portion of the proceeds of which were utilized to make the acquisitions.

PRO FORMA ADJUSTMENTS

(1)  See Funtime's Consolidated Financial Statements incorporated by reference.
(2) Represents the results of Funtime from the end of the first six months of 1995 through August 14, 1995, the day prior to the Funtime Acquisition.
(3) The amounts for Waterworld are the combined amounts of revenues and expenses of FRE and Concord with elimination of the 50% interest of Concord owned by FRE.
(4)  Other revenue adjustments reflect the following:
     Effects of new contractual arrangement for Funtime's Darien Lake's
      20,000 seat Amphitheater............................................  $395
     Elimination of operations of Funtime-Famous Recipe restaurants which the Company closed...........................................  (360)
     Change in concessionaire arrangements at the Funtime parks...........   325
                                                                          ------
                                                                          $  360
                                                                          ------
                                                                          ------

(5)  Operating expense adjustments reflect the following:
     Elimination of operations of Funtime-Famous Recipe
     restaurants which the Company closed.................................. $239
     Reduction of Funtime operating expenses related to insurance and leasing..............................................................  672
     Reduction of Elitch Gardens operating expenses related
      to park staffing levels and lease expenses.......................... 1,090
                                                                          ------
                                                                          $2,001
                                                                          ------
                                                                          ------

(6)  Selling, general and administrative expense adjustments reflect the following:
     Elimination of duplicative corporate personnel costs and
     corporate expense at the Funtime parks.............................  $1,175
     Elimination of duplicative corporate personnel costs and
     corporate expenses at Elitch Gardens as follows:
     Corporate and full time personnel costs.................... $1,520
     Pre-opening marketing costs................................    847
     Insurance and entertainment costs..........................    725
     Professional fees..........................................    492
     Rental expense.............................................    111
                                                                -------
                                                                  3,695
     Elimination of duplicative corporate personnel costs and
     corporate expenses at Waterworld....................................    112
                                                                          ------
     Elimination of duplicative corporate personnel costs
     and corporate expenses at Waterworld................................ $4,982
                                                                          ------

(7) Adjustment reflects the elimination of operations of Funtime-Famous Recipe restaurants which the Company closed.

(8) Adjustment reflects the effects of eliminating historical depreciation ($6,713) of the acquired parks, the pro forma depreciation of $5,912 on the Funtime property and equipment and the property and equipment of Elitch Gardens and Waterworld and the pro forma amortization of $180 on the $4,500 costs in excess of fair value. Depreciation is based on estimated lives of 15 to 25 years. Intangible assets are amortized over 25 years.

(9) Adjustment reflects the increase in interest expense as if the acquisitions of Funtime, Elitch Gardens and Waterworld and the related financings had been consummated on January 1, 1995. Approximately $1,848 of secured indebtedness of Premier was not refinanced with the proceeds of the Company's 12% Senior Notes due 2003 issued in August 1995 (the Existing Notes). Additionally, as a component of the financing transactions, obligations of $3,259 were recognized as a result of modifications of certain lease agreements resulting in their reclassification as capital leases. Other than the proceeds of the Company's $85 million term loan facility (the Term Loan Facility), the funding of the acquisitions of Elitch Gardens and Waterworld is from the proceeds of the Company's June 1996 Public Offering and cash from operations. Issuance costs associated with the Existing Notes and the Term Loan Facility are being amortized over their respective eight and five year terms. The components of the adjustment are as follows:

     Interest expense on the Existing Notes issued in August 1995 -
      January 1, 1995 to August 14, 1995................................ $6,750
     Interest expense on the Term Loan Facility.........................  2,950
     Amortization of costs associated with issuance of the Existing
      Notes.................................................................383
     Amortization of costs associates with the Term Loan Facility...........415
     Elimination of historical interest expense - Premier................(1,689)
     Elimination of historical interest expense - Funtime................(3,062)
     Elimination of historical interest expense - Elitch Gardens and
      Waterworld.........................................................(2,587)
     Interest relating to reclassified capital leases....................    77
                                                                         -------
                                                                         $3,237
                                                                         -------
                                                                         -------

(10) Adjustment reflects the elimination of a development fee recognized by one of the Waterworld parks for developing the other Waterworld park.

(11) Adjustment reflects the application of income taxes at a rate of 40% to the pro forma adjustments and to the acquired operations that were not previously directly subject to income taxation and after consideration of permanent differences.

(12) Adjustment reflects the aggregate pro forma adjustments to income (loss) before extraordinary loss and the elimination of $529 of accumulated, but unpaid, preferred stock dividends as a result of the Preferred Stock Conversion in June 1996.

(13) Income (loss) per common share and weighted average share data are not presented for Funtime, Elitch Gardens and Waterworld as the information is not meaningful.

(14) The calculation of pro forma weighted average shares outstanding for the year ended December 31, 1995 is as follows:
     Weighted average shares of Common Stock outstanding.............. 3,938,000
     Common Stock issued as a result of the conversion of the
      Company's subordinated notes, presumed outstanding
      on January 1, 1995...............................................  920,000
     Preferred Stock Conversion into Common Stock,
      as if issued and converted on January 1, 1995................... 2,424,000
     Common Stock issued in the June 1996 Public Offering,
      a portion of the proceeds of which were used to make
      the acquisitions of Elitch Gardens and Waterworld............... 3,939,000
                                                                       ---------
                                                                      11,221,000
                                                                      ----------
                                                                      ----------

                                        PREMIER PARKS INC.
                         UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                 NINE MONTHS ENDED SEPTEMBER 30, 1996
                          (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                       Historical    Historical       Historical      Combined    Pro Forma     Company
                        Premier    Elitch Gardens    Waterworld(1)     Company   Adjustments   Pro Forma
                        -------    --------------    -------------     -------   -----------   ---------

Revenue
Theme park
 admissions............. $38,970      $10,631           $7,228         $56,829   $             $56,829
Theme park food,
 merchandise and other..  50,822        8,875            4,425          64,122        -         64,122
                          ------       ------            -----          ------     ------       ------
  Total revenue.........  89,792       19,506           11,653         120,951        -        120,951
                          ------       ------           ------         -------     ------      -------
                          ------       ------           ------         -------     ------      -------
Operating costs
 and expenses:
Operating expenses......  32,897        8,579            3,941          45,417      (350)(2)    43,692
Selling, general                                                                  (1,375)(3)
 and administrative.....  15,363        6,216            2,482          24,061    (2,158)(4)    21,903
Costs of products
 sold...................  10,685        3,287            1,223          15,195        -         15,195
Depreciation and
 amortization...........   5,599       10,291            1,075          16,965    (8,624)        8,341
                           -----       ------            -----          ------     ------        -----
  Total.................  64,544       28,373            8,721         101,638   (12,507)       89,131
                          ------       ------            -----         -------   --------       ------
                          ------       ------            -----         -------   --------       ------
Income (loss) from
 operations.............  25,248       (8,867)           2,932          19,313    12,507        31,820
Other income
 (expense):
Interest expense,
 net....................  (7,657)      (3,193)            (446)        (11,296)    1,115(6)    (10,181)
Other income
 (expense)..............     (59)        (284)                            (343)      125(7)       (218)
                             ----        -----            ----            -----      ---           ----
  Total.................  (7,716)      (3,477)            (446)        (11,639)    1,240       (10,399)
                          -------      -------            -----        --------    -----       --------
                          -------      -------            -----        --------    -----       --------
Income (loss) before
 income taxes...........  17,532      (12,344)           2,486           7,674    13,747         21,421
Income tax expense......   7,020                           163           7,183     1,547          8,730
                           -----     ---------           -----           -----    ------         ------
Net income (loss)....... $10,512     $(12,344)          $2,323          $  491   $12,200        $12,691
                         -------     ---------          -------         ------   -------        -------
                         -------     ---------          -------         ------   -------        -------
Net income (loss)
 applicable to common
 stock..................  $9,909     $(12,344)          $2,323          $  (112) $12,803(9)     $12,691
                          ------     ---------          ------          -------- -------        -------
                          ------     ---------          ------          -------- -------        -------
Net income per
 common share...........   $1.24              (10)             (10)             (10)            $  1.09
                                                                                                -------
                                                                                                -------
Weighted average
 shares............... 7,979,000              (10)             (10)             (10)         11,660,000(11)
                                                                                             ----------
                                                                                             ----------

See accompanying notes to unaudited pro forma combined statement of operations.

                                      PREMIER PARKS INC.
                   NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                              NINE MONTHS ENDED SEPTEMBER 30, 1996

BASIS OF PRESENTATION

     The accompanying pro forma combined statement of operations for the nine months ended September 30, 1996 has been prepared based upon certain pro forma adjustments to historical financial information of the Company, Elitch Gardens and Waterworld. The Company's acquisitions of the operating assets of Elitch Gardens and Waterworld on October 31, 1996, November 19, 1996, respectively. The Company acquired Funtime in 1995.

     The unaudited pro forma combined statement of operations for the nine months ended September 30, 1996 has been prepared assuming the acquisitions of Elitch Gardens and Waterworld and the related financings occurred on January 1, 1996. The operations of Funtime are included in the Company's operations for 1996 since the acquisition of Funtime occurred in 1995. The unaudited pro forma combined statement of operations should be read in conjunction with the financial statements of the Company, Elitch Gardens and Waterworld, and notes thereto incorporated by reference.

     The pro forma weighted average number of common shares used to calculate pro forma income per share is based on the actual weighted average number of shares outstanding during the nine months ended September 30, 1996, adjusted to give effect to shares issued in the Preferred Stock Conversion (June 1996) and the issuance of 3,938,000 shares in June 1996 pursuant to the Public Offering, a portion of the proceeds of which were utilized to make the acquisitions of Elitch Gardens and Waterworld.

PRO FORMA ADJUSTMENTS

(1) The amounts for Waterworld are the combined amounts of revenues and expenses of FRE and Concord with elimination of the 50% interest of Concord owned by FRE.

(2) Adjustment reflects the change in food concessionaire arrangements at Elitch Gardens.

(3) Adjustments reflect the reduction of Elitch Gardens operating expenses related to park staffing levels ($1,000) and entertainment contracts ($375).

(4) Selling, general and administrative expense adjustments reflect the following:

     Elimination of duplicative corporate personnel costs and
     corporate expenses at Elitch Gardens as follows:
     Corporate and full-time personnel costs....................$1,140
     Insurance expense..........................................   375
     Professional fees..........................................   466
     Rental expense.............................................    89
                                                               -------
                                                                          2,070
     Elimination of duplicative corporate personnel costs and
       corporate expenses at Waterworld...............................       88
                                                                         ------
                                                                         $2,158
                                                                         ------
                                                                         ------

(5) Adjustment reflects the effects of eliminating historical depreciation ($3,366) and impairment provision ($8,000) recognized by one of the acquired parks, the pro forma depreciation of $2,607 on the property and equipment of Elitch Gardens and Waterworld, and the pro forma amortization of $135 on the $4,500 costs in excess of fair value. Depreciation is based on estimated lives of 15 to 25 years. Intangible assets are amortized over 25 years.

(6) Adjustment reflects the decrease in interest expense as if the acquisitions of Elitch Gardens and Waterworld, and related borrowings under the Term Loan Facility had been consummated on January 1, 1996. Other than the proceeds of the Term Loan Facility, the funding of the acquisitions of Elitch Gardens and Waterworld is assumed to be from the proceeds of the June 1996 Public Offering and cash from operations. Issuance costs associated with the Existing Notes and the Term Loan Facility are being amortized over the respective eight and five year terms. The components of the adjustment are as follows:

     Interest expense on the Term Loan Facility..........................$2,213
     Amortization of costs associated with Term Loan Facility...............311
     Elimination of historical interest expense - Elitch Gardens and Waterworld......................................................(3,639)
                                                                         -------
                                                                        $(1,115)
                                                                        --------
                                                                        --------

(7) Adjustment reflects the elimination of food service management fee at Elitch Gardens.

(8) Adjustment reflects the application of income taxes at a rate of 40% to the pro forma adjustments and to the acquired operations that were not previously directly subject to income taxation and after consideration of permanent differences.

(9) Adjustment reflects the aggregate pro forma adjustment to income (loss) before extraordinary loss and the elimination of $603 of preferred stock dividends as a result of the Preferred Stock Conversion.

(10) Income (loss) per common share and weighted average share data are not presented for Elitch Gardens and Waterworld as the information is not meaningful.

(11) The calculation of pro forma weighted average shares outstanding for the nine months ended September 30, 1996 is as follows:

     Weighted average shares of Common Stock outstanding...............7,979,000
     Preferred Stock Conversion, as if issued and converted on
     January 1, 1996...................................................1,619,000
     Common Stock issued in the Public Offering, a portion of the proceeds
       of which were used to make the acquisitions of Elitch
       Gardens and Waterworld, as if issued on January 1, 1996.........2,062,000
                                                                      ----------
                                                                      11,660,000
                                                                      ----------
                                                                      ----------

                                         PREMIER PARKS INC.
                            UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                         SEPTEMBER 30, 1996

                     Historical     Historical       Historical      Pro Forma      Company
                      Premier     Elitch Gardens    Waterworld(1)   Adjustments    Pro Forma
                      -------     --------------    -------------   -----------    ---------

ASSETS:
Cash and cash
 equivalents..........  $73,766          $2,969           $854      $ (3,823)(2)     $30,145
                                                                     (43,621)(3)
Accounts receivable...    8,409             969            338        (1,307)(3)       8,409
Inventories...........    3,460             860            143            -            4,463
Prepaid expenses......    1,906             128            208            -            2,242
                          -----             ---            ---      --------           -----
  Total current assets.  87,541           4,926          1,543       (48,751)         45,259
Deferred charges......    4,448           1,629             57        (1,686)(2)       6,523
                                                                       2,075 (3)
Deposits and other....    7,125              -              10           (10)(2)       7,125
                          -----           -----             --           ---           -----
 Other assets.........   11,573           1,629             67           379          13,648
Property and
 equipment, net.......  140,153          57,728         15,706         2,273 (3)     215,860
Intangible assets, net.  12,847             _              _           4,500 (3)      17,347
                         ------          ------         ------         -----          ------
 Total assets......... $252,114         $64,283        $17,316      $(41,599)       $292,114

LIABILITIES AND
 STOCKHOLDERS'
 EQUITY:
Accounts payable and
 accrued expenses.....  $6,378          $3,983            $997       $(4,980)(2)      $6,378
Accrued interest
 payable..............   1,386           2,454              -         (2,454)(2)       1,386
Current maturities
 of long-term debt
 and capital lease
 obligations..........   1,054          36,994           1,621       (38,615)(2)       1,054
                         -----          ------           -----       -------           -----
  Total current
   liabilities........   8,818          43,431           2,618       (46,049)          8,818
Long-term debt and
 capital lease
 obligations..........  92,350           6,465           5,182       (11,647)(2)     132,350
                                                                      40,000 (3)       3,234
Other long-term
 liabilities..........   3,234              -              -              -           26,138
                         -----          -------          ------     --------         -------
Deferred income
 taxes................  26,138              -              -              -
 Total Liabilities.... 130,540          49,896           7,800       (17,696)        170,540
Total stockholders'
 equity............... 121,574          14,387           9,516       (23,903)(2)     121,574
                       -------          ------           -----      --------         -------
Total liabilities and
 stockholders' equity.$252,114         $64,283         $17,316      $(41,599)       $292,114


See accompanying notes to unaudited pro forma combined balance sheet.

                                            Premier Parks Inc.
                          Notes to Unaudited Pro Forma Combined Balance Sheet
                                            September 30, 1996


BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined balance sheet as of September 30, 1996 has been prepared based on certain pro forma adjustments to historical financial information of the Company, Elitch Gardens and Waterworld. The Company's acquisition of the operating assets of Elitch Gardens and Waterworld occurred on October 31, 1996 and November 19, 1996, respectively.

     The unaudited pro forma combined balance sheet as of September 30, 1996 has been prepared assuming the acquisitions of Elitch Gardens and Waterworld occurred on September 30, 1996. The assets and liabilities of Funtime are included in the Company's assets and liabilities as of September 30, 1996, since the acquisition of Funtime occurred in 1995. The unaudited pro forma combined balance sheet should be read in conjunction with the financial statements of the Company, Elitch Gardens and Waterworld and notes thereto incorporated by reference.

PRO FORMA ADJUSTMENTS

(1) The amounts for Waterworld are the combined amounts of assets, liabilities, and equity of FRE and Concord with elimination of the 50% interest of Concord owned by FRE.

(2) Adjustments reflect the elimination of assets not purchased ($6,016) and liabilities not assumed ($57,696) by the Company, as follows:

     (a) the Company did not acquire the cash ($3,823), accounts receivable ($1,307), deferred charges ($1,686) or deposits ($10) of Elitch Gardens or Waterworld.

     (b) the Company did not assume the accounts payable and accrued expenses ($4,980), accrued interest payable ($2,454), current maturities of long-term debt and capital lease obligations ($38,615), long-term debt and capital lease obligations ($11,647) of Elitch Gardens or Waterworld.

(3) Adjustment reflects the purchase for cash of the operating assets of Elitch Gardens ($62,500) and Waterworld ($17,250), the purchase from the lessor of certain assets of Elitch Gardens subject to a capital lease ($496) and estimated transaction costs of $1,300. Purchase prices were funded through existing cash balances of the Company and borrowings of $40,000 under the Term Loan Facility. Costs associated with the new borrowings approximate $2,075 and have been reflected as deferred charges. The acquisitions are being accounted for using the purchase method of accounting. Allocation of the purchase price is based upon estimated fair values for property and equipment. Fair value of inventory and prepaid expenses approximate recorded historical amounts. Purchase price in excess of underlying asset aggregate fair values ($4,500) has been reflected as intangible assets.